Cyrela Brazil Realty S.A. F-6 POS

Exhibit (b)

May 20, 2022

JPMorgan Chase Bank, N.A.

383 Madison Avenue, Floor 11

New York, New York 10179

Attention: Depositary Receipts Group

Sent Via Email to DR_Global_CSM@jpmorgan.com

Re: Deposit Agreement, dated as of April 15, 2022, among Cyrela Brazil Realty S.A. Empreendimentos E Partiçipacões (the “Company”), JPMorgan Chase Bank, N.A., as depositary (the “Depositary”), and all holders and beneficial owners from time to time of American Depositary Receipts issued thereunder (the “Deposit Agreement”)

To whom it may concern:

We refer to the Deposit Agreement. Capitalized terms used, but not otherwise defined, herein have the meanings assigned to such terms in the Deposit Agreement.

For the avoidance of doubt, the Company has appointed Cogency Global, Inc., 122 East 42nd Street, 18th Floor, New York, NY 10168, the same agent of service listed on the cover page of the Registration Statement on Form F-6 (File No. 333-264103) filed by the Company and the Depositary, acting solely on behalf of the legal entity created by the Deposit Agreement with the U.S. Securities and Exchange Commission on April 4, 2022, as the its Authorized

Agent upon which process may be served pursuant to, and for all purposes set forth in, Section Section 21(a) of the Deposit Agreement.

Sincerely,

Cyrela Brazil Realty S.A. Empreendimentos E Partiçipacões

By:	/s/ Miguel Maia Mickelberg
Name: Miguel Maia Mickelberg
Title: Chief Financial Officer and Investor Relations Officer